Exhibit 2.02

EXECUTION COPY

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	CREDIT SUISSE Eleven Madison Avenue New York, NY 10010

CONFIDENTIAL

October 30, 2006

CB Richard Ellis Services, Inc.

100 North Sepulveda Boulevard, Suite 1050

El Segundo, CA 90245

Attention of Mr. Kenneth J. Kay

CB Richard Ellis Services, Inc.

$2,200,000,000 Senior Secured Term Loan Facilities

$600,000,000 Senior Secured Replacement Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 26, 2006, among CB Richard Ellis Services, Inc., a Delaware corporation (“you” or “CBRE”), certain subsidiaries of CBRE, CB Richard Ellis Group, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto and Credit Suisse (“CS”), as administrative agent and collateral agent (the “Existing Credit Agreement”).

You have advised CS and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend to acquire (the “Acquisition”) a Delaware corporation previously identified to us as “A2” (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).

You have further advised us that, in connection therewith, (a) CBRE will obtain the senior secured term loan facilities (the “Term Facilities”) described in the Term Sheet, in an aggregate principal amount of up to $2,200,000,000, and (b) the Borrowers will seek to amend the Existing Credit Agreement (the “Proposed Amendment”) to, among other things, allow the consummation of the Acquisition and the incurrence of the Term Facilities. If the Proposed Amendment is not obtained, the Borrowers will obtain the Replacement Revolving Facility described in the Term Sheet. The Term Facilities, the Replacement Revolving Facility and the senior secured revolving credit facilities under the Existing Credit Agreement are collectively referred to herein as the “Facilities”.

1.	Commitment.

In connection with the foregoing, (a) CS is pleased to advise you of its commitment to provide the entire principal amount of the Term Facilities, (b) CS Securities is pleased to advise you of its agreement to use commercially reasonable efforts to arrange the Proposed Amendment and (c) CS is pleased to advise you of its commitment, in the event that the Proposed Amendment is not obtained, to provide the entire principal amount of the Replacement Revolving Facility, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and the other attachments hereto, this “Commitment Letter”).

2.	Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as joint bookrunner and joint lead arranger for the Facilities and as sole lead arranger for the Proposed Amendment (with one other institution to be mutually agreed by you and us to act as joint bookrunner and joint lead arranger for the Facilities (an “Additional Joint Lead Arranger”)), and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3.	Syndication.

CS Securities reserves the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of CS’s commitment with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”) identified by us in consultation with you, and you agree to provide CS Securities with a period of at least 30 days following the receipt by the Agent of the financial statements of the Company required under paragraph 3 of Annex II to Exhibit A hereto and prior to the Closing Date to syndicate the Facilities (provided that the Closing Date shall not occur (a) prior to December 18, 2006, or (b) on any day from and including December 21, 2006, through and including January 2, 2007). Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that CS’s commitment hereunder is not subject to the syndication of the Facilities. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a mutually

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satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of CBRE (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by CBRE (and your using commercially reasonable efforts to cause assistance by the Company) in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, (d) your using all reasonable efforts to obtain, prior to the launch of the syndication, a “corporate rating” from Standard & Poor’s Ratings Service and a “corporate family rating” from Moody’s Investors Service, Inc. and (e) the hosting, with CS Securities, of one or more meetings of prospective Lenders. You agree, at the request of CS Securities, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Company or their respective subsidiaries for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facilities will, at the request of CS Securities, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information.

CS Securities will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which will be subject to your consent (not to be unreasonably withheld)), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to CS Securities all information with respect to Holdings, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as CS Securities may reasonably request.

4.	Information.

You hereby represent and covenant that (a) all information other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to Credit Suisse by you or any of your representatives in connection with the Facilities is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished,

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contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (provided that, to the extent such Information relates to the Company, such representation is made to the best of your knowledge) and (b) the Projections that have been or will be made available to Credit Suisse by you or any of your representatives in connection with the Facilities have been or will be prepared in good faith based upon assumptions that, taken as a whole, are believed by you to be reasonable at the time made and at the time the related Projections are made available to Credit Suisse (although no representation is made that the Projections will be achieved). You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for CS’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay to CS Securities and CS the non-refundable fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

6.	Conditions Precedent.

CS’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a) there not having occurred any action, event, occurrence, development or state of circumstances or facts, since the date of the Merger Agreement, that has had or would be reasonably likely to have, individually or in the aggregate, any material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries (such term and each other capitalized term used in this clause (a) but not defined in this Commitment Letter having the meaning assigned to such term in the Merger Agreement), taken as a whole (but with respect to Project Entities and Company Minority Investments, only to the extent of such effects on the Company’s direct or indirect Equity Interests therein and/or on the obligations or liabilities of the Company and its Subsidiaries that are not Project Entities or Company Minority Investments), or (ii) the ability of the Company to perform its obligations under the Merger Agreement or the other agreements and transactions contemplated by the Merger Agreement to which it is a party (any such material adverse effect, a “Company MAE”), provided, however, that, in determining whether there has been a Company MAE or whether a Company MAE would be reasonably likely to occur, the definition of such term shall exclude any material adverse effect to the extent arising out of, attributable to or resulting from (A) any generally

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applicable change in Law or GAAP or interpretation of any thereof, (B) (w) any public announcement prior to the date of the Merger Agreement of discussions among the parties to the Merger Agreement regarding the transactions contemplated thereby, (x) the announcement of the Merger Agreement, (y) the pendency of the consummation of the Merger or the transactions contemplated by the Merger Agreement or (z) any suit, action or proceeding arising out of or in connection with the Merger Agreement or the transactions contemplated thereby (other than causes of action brought by Holdings or Merger Sub for breach of the Merger Agreement), (C) actions or inactions specifically permitted by a prior written waiver by Holdings of performance by the Company of any of its obligations under the Merger Agreement, (D) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct their business, (E) general economic, political or financial market conditions, (F) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the United States Congress) or acts of terrorism, (G) the termination after the date of the Merger Agreement of any employee’s or independent contractor’s employment by, or independent contractor relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than as a result of any breach by the Company or any of its Subsidiaries of the terms of the Merger Agreement, (H) the failure of the Company or any Company Subsidiary to comply with any applicable requirements of any international or foreign Laws arising out of or in connection with the Merger Agreement or the transactions contemplated thereby, (I) the failure of the Company or any Company Subsidiary to obtain any consent, approval, action, authorization or permit of any Third Party with respect to any Contract set forth in Section 4.4 of the Company Disclosure Schedule arising out of or in connection with the Merger Agreement or the transactions contemplated thereby, (J) the cancellation after the date of the Merger Agreement or notice of cancellation after the date of the Merger Agreement of third-party property management, construction management, building management, development management or brokerage Contracts to which the Company or any of its Subsidiaries is or may become a party unless the applicable Contract would have been cancelled by the counterparty thereto regardless of the Merger Agreement or the transactions contemplated by the Merger Agreement or any discussions or negotiations relating thereto, provided that it shall be presumed that any such cancellation resulted from or was due to the Merger Agreement, the transactions contemplated by the Merger Agreement or any discussions or negotiations relating thereto unless Holdings proves that the Contract would have been cancelled regardless of the Merger Agreement or the transactions contemplated by the Merger Agreement or any discussions or negotiations relating thereto, (K) any termination of any of the Alliance Agreements, the Meghraj Joint Venture or Krombach Joint Venture by a counterparty thereto, or the exercise of any purchase or sale rights by the counterparties thereto, (L) the termination of any agreements relating to Special Purpose Vehicles or the liquidation or dissolution of any Special Purpose Vehicles, in each case, in the Ordinary Course of Business, (M) any (x) required change in accounting method with respect to the Company’s Equity Interest in Savills plc, (y) adverse change in the market price or trading volume of the ordinary shares of Savills plc or (z) adverse change in the business, assets, liabilities, financial condition or results of operations of Savills plc, (N) any adverse change in the market

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price or trading volume of the Company Shares after the date of the Merger Agreement, provided that the underlying cause of any such change may be taken into consideration in making such determination, (O) any failure by the Company to meet internal projections or forecasts or Third Party published estimates of revenue or earnings predictions for any period ending on or after the date of the Merger Agreement, provided that the underlying cause of any such failure may be taken into consideration in making such determination, (P) any expenses incurred in connection with the negotiation, documentation and execution of the Merger Agreement, the actions required by Sections 6.1 through 6.6 (inclusive) thereof and Article 8 thereof and the consummation of the Merger, including, as a result of the Company’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of the Merger Agreement or as disclosed in the Merger Agreement, in each case to the extent that the foregoing do not constitute a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or (Q) (x) the taking of any action outside the Ordinary Course of Business required by the Merger Agreement or (y) the failure to take any action prohibited by the Merger Agreement, (b) our reasonable satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of Holdings, the Company or their respective subsidiaries being announced, offered, placed or arranged, (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably satisfactory to Credit Suisse and its counsel, (d) your payment of all fees and other amounts due hereunder or under the Fee Letter, to the extent invoiced on or prior to the Closing Date, and (e) the other conditions set forth or referred to in the Term Sheet and the other attachments hereto.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, and

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(b) to reimburse Credit Suisse from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s due diligence investigation, fees of consultants engaged with your consent, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, punitive, special or consequential damages in connection with its activities related to the Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship.

You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by

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Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). CS may assign its commitment hereunder to any of its affiliates or any prospective Lender. Any such assignment to an affiliate will not relieve CS from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a prospective Lender shall be subject to your written consent (which shall not be unreasonably withheld) and shall release CS from the portion of its commitment hereunder so assigned; provided that, if such assignee Lender (other than a joint lead arranger or joint bookrunner, as contemplated above) fails to fund its commitment on the Closing Date, CS shall fund such commitment. Any and all obligations of, and services to be provided by, CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, IntraLinks, the internet, e-mail, or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent caused by Credit Suisse’s gross negligence or willful misconduct. With your consent (not to be unreasonably withheld or delayed), Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of CBRE and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED

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BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of the definition of “Company MAE” (and whether or not a Company MAE has occurred) in this Commitment Letter, the Term Sheet and the other annexes hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, provided that the Delaware Court of Chancery, any other court of the State of Delaware or any Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, shall also have jurisdiction over any such action or proceeding relating to the interpretation or occurrence of a Company MAE, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to Blum Strategic Partners, L.P. and its and your officers,

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directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law, regulations or interpretations thereof or compulsory legal process (in which case you agree to inform us promptly thereof) or (c) to the extent such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates; provided that you may disclose this Commitment Letter and the contents hereof and (in the case of clause (ii) below) a redacted version of the Fee Letter to be approved by Credit Suisse (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (ii) in connection with any public filing requirement.

Credit Suisse shall use all confidential information provided to us by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent Credit Suisse from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case Credit Suisse agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over Credit Suisse (in which case Credit Suisse agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by Credit Suisse, (d) to Credit Suisse’s employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (e) to any affiliate of Credit Suisse (with Credit Suisse being responsible for its affiliates’ compliance with this paragraph) or (f) for purposes of establishing a “due diligence” defense.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

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13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the compensation and syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities (which shall remain in full force and effect), shall, to the extent covered by the definitive documentation relating to the Facilities, automatically terminate and be superseded by the applicable provisions contained in such definitive documentation upon the occurrence of the Closing Date.

14.	PATRIOT Act Notification.

Credit Suisse hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address, tax identification number and other information regarding the Borrowers that will allow Credit Suisse or such Lender to identify the Borrowers in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 31, 2006. CS’s commitment hereunder, and our agreements to perform the services described herein, will expire at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on May 7, 2007 (provided that such date will be extended to August 6, 2007, in the event the End Date (as defined in the Merger Agreement) is extended to August 6, 2007, due to regulatory reasons as provided in Section 10.1(b)(i) of the Merger Agreement) (or such earlier date on which the Merger Agreement terminates), then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate unless Credit Suisse shall, in its discretion, agree to an extension.

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Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Richard B. Carey
Name:	Richard B. Carey
Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Bill O’Daly
Name:	Bill O’Daly
Title:	Director

By	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Associate

Accepted and agreed to as of

the date first above written:

CB RICHARD ELLIS SERVICES, INC.

By	/s/ Kenneth J. Kay
	Name:	Kenneth J. Kay
	Title:	Senior Executive Vice President and Chief Financial Officer

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CONFIDENTIAL

October 30, 2006	EXHIBIT A

CB Richard Ellis Services, Inc.

$2,200,000,000 Senior Secured Term Loan Facilities

$600,000,000 Senior Secured Replacement Revolving Credit Facility

Summary of Principal Terms and Conditions

Borrowers:	(a) CB Richard Ellis Services, Inc., a Delaware corporation (“CBRE”), (b) CB Richard Ellis Limited, a limited company organized under the laws of England and Wales (the “U.K. Borrower”), (c) CB Richard Ellis Limited, a corporation organized under the laws of the province of New Brunswick (the “Canadian Borrower”), (d) CB Richard Ellis Pty Ltd, a company organized under the laws of Australia and registered in New South Wales (the “Australian Borrower”), (e) a company to be organized under the laws of Japan as a wholly-owned subsidiary of CBRE (the “Japanese Borrower”) and (f) CB Richard Ellis Limited, a company organized under the laws of New Zealand (the “New Zealand Borrower” and, together with CBRE, the UK Borrower, the Canadian Borrower, the Australian Borrower and the Japanese Borrower, the “Borrowers”).

Transactions:	CBRE intends to acquire (the “Acquisition”) all the equity interests of a Delaware corporation identified to the Arrangers (as defined below) as “A2” (the “Company”) pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among Holdings, a newly formed Delaware corporation (“Merger Sub”), all of the outstanding equity interests of which are owned indirectly by CBRE, and the Company. In connection with the Acquisition, (i) Merger Sub will be merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of CBRE and the shareholders of the Company (other than shareholders that exercise appraisal rights) receiving the aggregate amount of cash set forth in the Merger Agreement (the “Merger Consideration”), (ii) CBRE will obtain the senior secured term loan facilities described under the caption “Term

Facilities”, a portion of which will be advanced, directly or indirectly by way of capital contributions and intercompany loans, to Merger Sub to pay the Merger Consideration, (iii) the Borrowers will seek to amend (the “Proposed Amendment”) their existing credit agreement dated as of June 26, 2006, with Credit Suisse (“CS”) and a syndicate of lenders (the “Existing Credit Agreement”) to, among other things, allow the consummation of the Acquisition and the incurrence of the Term Facilities and (iv) fees and expenses incurred in connection with the foregoing will be paid (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Sources and Uses:	The approximate sources and uses of the funds necessary to consummate the Transactions are set forth in Annex I hereto.

Agent:	CS, acting through one or more of its branches or affiliates, will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC and one other institution to be mutually agreed by the Borrowers and Credit Suisse will act as joint bookrunners and joint lead arrangers for the Facilities described below (collectively, in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	If mutually agreed by the Borrowers and the Arrangers, one or more financial institutions identified by the Arrangers and acceptable to the Borrowers (in such capacity, the “Syndication Agent”).

Documentation Agent:	If mutually agreed by the Borrowers and the Arrangers, one or more financial institutions identified by the Arrangers and acceptable to the Borrowers (in such capacity, the “Documentation Agent”).

Term Facilities:	Two senior secured term loan facilities in an aggregate principal amount of up to $2,200,000,000 (the “Term Facilities”), such aggregate principal amount to be allocated between (a) a tranche A term loan facility in an aggregate principal amount of $1,200,000,000 (the “Tranche A Facility”) and (b) a tranche B term loan facility in an aggregate principal amount of $1,000,000,000 (the “Tranche B Facility”).

Revolving Facility:	The $600,000,000 senior secured revolving credit facilities under the Existing Credit Agreement (collectively, the “Revolving Facility” and, together with the Term Facilities, the “Facilities”) will remain in place.

Replacement Revolving Facility:	If the Proposed Amendment is not obtained, then, in addition to the Term Facilities, the Lenders will provide replacement revolving credit facilities substantially on the terms provided for in the Existing Credit Agreement and in an aggregate principal amount of $600,000,000 (of which an amount to be agreed upon may be drawn on the Closing Date) (the “Replacement Revolving Facility”; the terms “Facilities” and “Revolving Facility” shall be deemed to include the Replacement Revolving Facility, as the context may require).

Incremental Facilities:	CBRE shall be entitled on one or more occasions to incur incremental term loans (the “Incremental Term Loans”) under a Term Facility or under a new term loan facility to be included in the Facilities and to request incremental commitments under the Revolving Facility; provided that the aggregate principal amount of such Incremental Term Loans and incremental commitments shall not exceed $300,000,000. Any Incremental Term Loans shall be made and documented under the loan documents, and shall have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Term Facilities and the domestic revolving credit facility under the Existing Credit Agreement. Any such incremental commitments under the Revolving Facility shall be on the terms applicable to commitments under the domestic revolving credit facility, the multicurrency revolving credit facility or the U.K. revolving credit facility, as applicable, under the Existing Credit Agreement. No such Incremental Term Loans or incremental commitments may be incurred unless (i) no event of default or default exists or would exist after giving effect thereto, (ii) in the case of any incurrence of Incremental Term Loans, all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to any such Incremental Term Loans and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or concurrent with the borrowing of such Incremental Term Loans, (iii) the maturity date of the Incremental Term Loans shall be no earlier than the maturity date of the Tranche B Facility (unless such Incremental Term Loans have terms identical to the Tranche A Facility) and the weighted average life to maturity of the Incremental Term Loans shall be no shorter than the weighted average life to maturity of the Tranche B Facility (unless such Incremental Term Loans have terms identical to the Tranche A Facility), and (iv) the other terms and documentation in respect thereof, to the extent not consistent with the Facilities, shall otherwise be reasonably satisfactory to the Agent. CBRE may seek commitments in respect of Incremental Term Loans and incremental commitments under the Revolving Facility from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Purpose:	The proceeds of the Term Facilities will be used by CBRE, on the date of the initial borrowing under the Facilities (the “Closing Date”), solely (a) to capitalize Merger Sub to allow Merger Sub to pay the Merger Consideration, (b) to refinance certain existing indebtedness of CBRE, the Company and their respective subsidiaries outstanding as of the Closing Date (the “Refinanced Indebtedness”) and (c) to pay the Transaction Costs. The proceeds of the Delayed Draw Term Loans (as defined below) will be used solely to refinance a portion of the Refinanced Indebtedness and to pay related fees and expenses.

Availability:	The full amount of the Tranche B Facility and an amount of the Tranche A Facility to be mutually agreed upon must be drawn in a single drawing on the Closing Date. The balance of the Tranche A Facility may be drawn, in whole or in part, in a single drawing occurring during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “Delayed Draw Availability Period” and the amount drawn thereunder, the “Delayed Draw Term Loans”). Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

Interest Rates:	During the first year of the Tranche A Facility, the interest rates under the Tranche A Facility and the Revolving Facility will be, at the option of CBRE, Adjusted LIBOR plus 1.50% or ABR plus 0.50%. Thereafter, the interest rates under the Tranche A Facility and the Revolving Facility will be, at the option of CBRE, the interest rate (including, for this purpose, the facility fee) applicable to ABR Borrowings or Eurocurrency Borrowings under and as defined in the Existing Credit Agreement.

The interest rates under the Tranche B Facility will be, at the option of CBRE, Adjusted LIBOR plus 1.75% or ABR plus 0.75%.

	Borrowing and interest rate mechanics will be as provided for in the Existing Credit Agreement.

Delayed Draw Commitment Fee:	A percentage per annum equal to the applicable percentage with respect to the facility fees under the Existing Credit Agreement on the undrawn portion of the commitments in respect of the Tranche A Facility, payable quarterly in arrears after the Closing Date and upon the expiration or termination of such commitments, calculated based on the number of days elapsed in a 360-day year.

Default Rate:	The applicable interest rate plus 2.0% per annum, payable on overdue amounts.

Final Maturity and Amortization:	The Tranche A Facility will mature on the date that is five years after the Closing Date and will amortize in equal quarterly installments in the following aggregate annual amounts (expressed as a percentage of the principal amount outstanding on the last day of the Delayed Draw Availability Period):

	Year of Tranche A Facility	Amount
	1	0%
	2	15%
	3	20%
	4	30%
	5	35%

	The Tranche B Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Tranche B Facility with the balance payable on the maturity date of the Tranche B Facility.

Guarantees:	All obligations of the Borrowers (including CBRE) under the Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, an Arranger, an entity that is a Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by Holdings and by each existing and subsequently acquired or organized domestic subsidiary of Holdings that is required to be a guarantor under the Existing Credit Agreement, including, for this purpose, the domestic and U.K. pass-through entities formed to capitalize Merger Sub (the “Guarantors”).

Security:	The Facilities, the Guarantees and any Hedging Arrangements will be secured, at any time, on a first-priority basis by all the assets that constitute the collateral under the Existing Credit Agreement at such time (the “Collateral”); provided, however, that the Release Date (as defined in the Existing Credit Agreement) shall not occur so long as any loans under the Tranche B Facility remain outstanding.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid with (a) 50% of Excess Cash Flow (to be defined), with a reduction to be agreed upon based upon achievement and maintenance of a leverage ratio to be agreed upon and with a dollar-for-dollar credit for voluntary prepayments during the relevant period, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of Holdings and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon), and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (subject to exceptions to be agreed upon).

Notwithstanding the foregoing, each Lender under the Tranche B Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be applied to prepay the loans under the Tranche A Facility.

The above-described mandatory prepayments shall be allocated pro rata between the Tranche A Facility and the Tranche B Facility and shall be applied to the remaining amortization payments under the Tranche A Facility and the Tranche B Facility in direct order of maturity for the next succeeding two years and then on a pro rata basis.

Voluntary Prepayments and Reductions in Commitments:	As provided in the Existing Credit Agreement, voluntary reductions of the unutilized portion of the commitments under the Facilities (including the Term Facilities) and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts of $5,000,000 and in integral multiples of $1,000,000, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Fixed Base Rate borrowings other than on the last day of the relevant interest or contract period. All voluntary prepayments of the Term Facilities will be applied as the Borrowers shall direct.

Representations and Warranties:	Substantially as provided for in the Existing Credit Agreement, with materiality and other qualifications as provided therein, namely, organization; powers; authorization; enforceability; accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA and margin regulations); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; insurance; effectiveness of governmental approvals; use of proceeds; subsidiaries; no material misstatements; and (as set forth in the Collateral Agreement referred to in the Existing Credit Agreement) validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:	Delivery of customary legal opinions, corporate documents, evidence of authority and officers’ and public officials’ certifications (including as to solvency); first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary exceptions to be agreed upon and subject to the last paragraph of Annex II hereto); receipt of customary lien and judgment searches; execution of the Guarantees, which shall be in full force and effect; and payment of fees and expenses.

The initial borrowing under the Facilities will also be subject to the conditions precedent set forth in Annex II hereto.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties in all material respects and absence of defaults; provided that representations made in the definitive credit documentation on the Closing Date and related defaults occurring on the Closing Date shall be limited as provided in Annex II hereto.

Affirmative Covenants:	Substantially as provided for in the Existing Credit Agreement (to be applicable to Holdings and its subsidiaries), namely, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of adequate and customary insurance; compliance with laws (including ERISA and environmental); inspection of books and properties; use of proceeds; further assurances; and payment of taxes, in all cases, with materiality and customary limitations and exceptions as provided in the Existing Credit Agreement.

Negative Covenants:	Substantially as provided for in the Existing Credit Agreement (applicable to Holdings and its subsidiaries) with exceptions and baskets substantially as provided in the Existing Credit Agreement, namely, limitations on certain indebtedness, liens, investments, loans and advances; limitations on mergers, consolidations, asset sales and acquisitions; limitations on certain restricted payments, restrictive agreements and transactions with affiliates; and limitations on changes in business conducted by Holdings, CBRE and subsidiaries of CBRE, and the fiscal year of Holdings and CBRE; provided that additional exceptions and baskets will be added, where appropriate, to permit the development of and investment in real estate by the Company on a basis to be mutually agreed upon.

Financial Covenants:	(a) Maximum Leverage Ratio (as defined in the Existing Credit Agreement) of 3.75 to 1.00 and (b) minimum Interest Coverage Ratio (as defined in the Existing Credit Agreement) of 2.25 to 1.00.

Events of Default:	Substantially as provided for in the Existing Credit Agreement, namely, nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of guarantees or security documents and Change in Control (in each case subject to any grace periods, thresholds and notice requirements substantially as provided in the Existing Credit Agreement).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each affected Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type and substantially as provided in the Existing Credit Agreement.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Facilities with the consent of CBRE and the Agent (and, in the case of any assignment of a Revolving Facility commitment, the Swingline Lender and the Issuing Bank), in each case not to be unreasonably withheld or delayed; provided that such consent of CBRE shall not be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender and such assignment would not result in increased costs to CBRE, (ii) during the primary syndication of the loans and commitments under the Facilities to persons identified by the Agent to CBRE on or prior to the Closing Date or (iii) after the occurrence and during the continuance of an event of default. Each assignment will be in a minimum amount of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrowers will indemnify the Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Issuing Bank, the Swingline Lender, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates or shareholders) that relates to the Transactions (including the Acquisition) or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank, the Swingline Lender and the Lenders for enforcement costs and documentary taxes associated with the Facilities will be paid by the Borrowers.

Governing Law and Forum:	New York; provided that, for purposes of interpretation of terms of the definitive documentation for the Facilities incorporated from or based on the Merger Agreement, including the definition of “Company MAE”, the laws of Delaware shall govern, and any state or federal court sitting in Delaware shall be an appropriate forum for such matters governed by Delaware law.

Counsel to Agent and Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I

Sources and Uses of Funds

(in millions of dollars)

(all figures are approximate)

Sources of Funds		Uses of Funds
Revolving Facility[1]	$0.0	Merger Consideration	$1,912.0
Tranche A Facility	1,200.0	Refinanced Indebtedness	88.0
Tranche B Facility	1,000.0	Transaction Costs	200.0

Total Sources	$2,200.0	Total Uses	$2,200.0

[1]	Represents amount to be drawn under the $600,000,000 Revolving Facility on the Closing Date.

ANNEX II

CB Richard Ellis Services, Inc.

$2,200,000,000 Senior Secured Term Loan Facilities

$600,000,000 Senior Secured Replacement Revolving Credit Facility

Summary of Additional Conditions Precedent1

The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition and the other Transactions shall be consummated simultaneously with the closing under the Facilities in accordance with all material requirements of applicable law and on the terms described in the Merger Agreement, and the Merger Agreement shall not have been modified or waived in a manner adverse to the Lenders in any material respect without the prior written consent of the Agent.

2. All amounts due or outstanding in respect of the Refinanced Indebtedness shall have been (or substantially simultaneously with the closing under the Facilities shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and security therefor discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness for borrowed money other than (a) the loans and other extensions of credit under the Facilities, (b) other existing indebtedness permitted under the Existing Credit Agreement and (c) other limited indebtedness to be agreed upon.

3. The Agent shall have received U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows (in each case excluding footnotes and subject to normal year-end audit adjustments) of each of Holdings and the Company (it being understood that (a) the provision of separate financial statements or other separate financial data with respect to Savills plc shall not be required under this paragraph and (b) if the Company is unable to account for its investment in Savills plc utilizing the equity method of accounting because of the Company’s inability to obtain adequate financial information from Savills plc to so account for such investment, then the failure to do so in the Company’s financial statements shall not render such financial statements inconsistent or noncompliant with U.S. GAAP) for each fiscal quarter ended after December 31, 2005, and at least 45 days before the Closing Date.

4. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Holdings as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibit A thereto.

the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

5. The waiting period (and any extension thereof) applicable to the Merger (such term and each other capitalized term used in this paragraph but not defined in the Commitment Letter having the meaning assigned to such term in the Merger Agreement) under the HSR Act and other applicable Antitrust Laws set forth on Section 9.1(b) of the Company Disclosure Schedule shall have been terminated or shall have expired, and all consents, approvals, permits, authorizations and waiting periods under all Antitrust Laws set forth in Section 9.1(b) of the Company Disclosure Schedule, and all consents, approvals, permits, authorizations and waiting periods of Governmental Entities set forth in Section 9.1(b) of the Company Disclosure Schedule to the Merger shall have been obtained or expired, as the case may be, and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Holdings or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by the Merger Agreement.

6. The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Notwithstanding anything in the Commitment Letter or any other agreement or undertaking to the contrary, (a) the condition to availability of the Facilities on the Closing Date relating to the accuracy of the representations and warranties set forth in the definitive documentation for the Facilities (other than with respect to the Specified Representations (as defined below)) shall be deemed satisfied if and to the extent the condition relating to the accuracy of the representations and warranties relating to the Company set forth in the Merger Agreement shall have been satisfied (without giving effect to any waiver, amendment or other modification to such condition in a manner adverse to the Lenders in any material respect effected without the consent of the Agent), (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth in the Commitment Letter are satisfied (it being understood that, to the extent a perfected security interest in any Collateral the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement or the delivery of certificated securities of domestic subsidiaries of Holdings is not able to be provided on the Closing Date after CBRE’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but a

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perfected security interest in such Collateral shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed between CBRE and the Agent), and (c) the definitive credit documentation shall not contain (i) any material conditions precedent other than the conditions precedent set forth in the Commitment Letter or (ii) any material representation or warranty, affirmative or negative covenant or event of default not set forth in the Commitment Letter, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Facilities. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the definitive credit documentation relating to authorization, organization, corporate power and authority, the enforceability of the definitive documentation relating to the Facilities (and execution and delivery thereof not violating applicable laws or constitutional documents), the Federal Reserve margin regulations, the Investment Company Act, the status of the Facilities as senior debt and “designated senior debt” and (except as aforesaid) the validity, priority and perfection of security interests in the Collateral.

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